NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on September 5, 2006, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(2) That the entire class of this security was redeemed or paid at maturity or retirement on August 16, 2006. Each Equity Unit represents a purchase contract under which the holder of the purchase contract agreed to purchase from the company, and the Company agreed to sell to the holder, not later than August 16, 2006, which the company refers to as the purchase contract settlement date, for a stated amount of $25 in cash, a number of newly issued shares of the Company's Common Stock equal to the settlement rate described in the prospectus, and the Company agreed to pay the holder quarterly contract adjustment payments at the rate of 4.75% per year on the stated amount of $25 per purchase contract, or $1.1875 per year. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on August 16, 2006